Exhibit 99.1

Fibrocell Reports 2016 Financial Results
and Recent Operational Highlights

- Company to Host Conference Call and Webcast Today at 8:30 a.m. EST -

EXTON, PA - March 9, 2017 - Fibrocell Science, Inc. (NASDAQ: FCSC), a gene therapy company focused on transformational autologous cell-based therapies for skin and connective tissue diseases, today reported financial results for the year ended December 31, 2016 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EST.

“We are pleased with the significant progress of our distinctive gene therapy candidates that have the potential to be transformative for patients suffering from rare and devastating genetic diseases of the skin and connective tissue,” said John Maslowski, Chief Executive Officer of Fibrocell. “We achieved a major milestone in the Phase I/II clinical trial of FCX-007, our product candidate for the treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB), upon dosing our first patient in the Phase I portion of the trial. In addition, we initiated a pre-clinical dose-ranging study for FCX-013, our gene therapy candidate for the treatment of linear scleroderma, and expect to follow with a toxicology/biodistribution study in the fourth quarter of 2017.”

“Furthermore, we expanded our Scientific Advisory Board by appointing Dr. Alfred Lane as Fibrocell’s Chief Medical Advisor to provide his leadership, clinical experience and insight to the development of FCX-007,” added Mr. Maslowski.

Recent Operational Highlights

•
In November 2016, Fibrocell appointed Alfred Lane, MD, as Chief Medical Advisor. Dr. Lane’s medical career spans four decades with more than 25 years at the Stanford University School of Medicine. A board certified dermatologist and pediatrician, Dr. Lane is a Professor of Dermatology and Pediatrics (Emeritus) at Stanford University School of Medicine and the former Chair of the Department of Dermatology where he led a research team focused on developing gene therapy for Epidermolysis Bullosa and other genetic skin diseases. In addition, Dr. Lane is affiliated with Lucile Packard Children’s Hospital at Stanford.

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In January 2017, FCX-007 was granted Fast Track Designation by the U. S. Food and Drug Administration (FDA) for the treatment of RDEB. The Fast Track program is designed to facilitate development and expedite review of new therapies that address unmet medical needs of patients with serious conditions. Previously, FCX-007 was granted both Orphan Drug and Pediatric Rare Disease Designations by the FDA. FCX-007 is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology.

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In February 2017, the first patient was dosed in the Phase I portion of the Phase I/II clinical trial of FCX-007 for the treatment of RDEB. The primary objective of this open-label clinical trial is to evaluate the safety of FCX-007 in RDEB patients. Additionally, the trial will assess the mechanism of action of FCX-007 through the evaluation of type VII collagen expression and the presence of anchoring fibrils, as well as the efficacy of FCX-007 through evidence of wound healing. Six adult patients are targeted for the Phase I portion of the trial.

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Additional patients are expected to be dosed with FCX-007 after a required four-week waiting period and subsequent health assessment of the first patient. Twelve-week post-treatment data for safety, mechanism of action and efficacy for multiple patients in the Phase I portion of this trial are expected in the third quarter of 2017.

FCX-013

•
In November 2016, Fibrocell initiated a pre-clinical dose-ranging study for FCX-013, its product candidate for the treatment of linear scleroderma. The Company plans to follow this study with a toxicology/biodistribution study, and expects to submit an Investigational New Drug (IND) application to the FDA in the fourth quarter of 2017. The design of both pre-clinical studies was based on feedback from the FDA after pre-IND review. Linear scleroderma is a form of localized scleroderma, a chronic autoimmune disease characterized by thickening of the skin and connective tissue that can be debilitating and painful. FCX-013 is being developed in collaboration with Intrexon.

Corporate

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In December 2016, Fibrocell appointed John Maslowski as Chief Executive Officer and Douglas Swirsky as Chairman of the Company’s Board of Directors, succeeding David Pernock. In addition, Mr. Maslowski was appointed to the Company’s Board. Mr. Maslowski joined Fibrocell in 2005 and most recently served as the Company’s Senior Vice President of Scientific Affairs with oversight of research and development, clinical and regulatory affairs.

•
On March 8, 2017, Fibrocell closed a public offering with certain of its existing investors for the sale of $8.0 million of the Company’s Series A Convertible Preferred Stock and accompanying common stock warrants.  Fibrocell intends to use the net proceeds of approximately $7.65 million from the financing for the continued clinical and pre-clinical development of its product candidates and for other general corporate purposes.

Financial Results for the Twelve Months Ended December 31, 2016 and 2015

For the twelve months ended December 31, 2016, Fibrocell reported a diluted net loss of $0.39 per share, compared to a diluted net loss of $0.85 per share for the same period in 2015.

The 2016 period included $11.9 million of non-cash warrant revaluation income, as compared to $2.9 million for the same period in 2015.

Research and development expenses decreased to $12.1 million for the twelve months ended December 31, 2016, as compared to $25.9 million for the same period in 2015. The decrease was due primarily to reduced costs in the 2016 period for our FCX-007 program as a result of completion of pre-clinical development activities that were ongoing throughout 2015, reduced costs for our research program for arthritis and related conditions as the 2015 period included expense of $10.0 million related to an up-front technology access fee incurred in connection with our 2015 Exclusive Channel Collaboration and lower costs related to the development of azficel-T for vocal cord scarring.

Selling, general and administrative expenses decreased to $9.8 million for the twelve months ended December 31, 2016, as compared to $11.3 million for the same period in 2015. The decrease was primarily due to reduced professional fees.

As of December 31, 2016, the Company had cash and cash equivalents of $17.5 million and working capital of $15.0 million. Fibrocell used $29.4 million in cash for operations during the twelve months ended

December 31, 2016, as compared to $24.1 million used for the same period in 2015. This increase is due primarily to the $10.0 million up-front technology access fee payment in January 2016 in connection with the 2015 Exclusive Channel Collaboration, offset by decreases in spending for the development of FCX-007 and azficel-T for vocal cord scarring.

The Company believes that its cash and cash equivalents at December 31, 2016 in conjunction with the net proceeds from its March 2017 financing will be sufficient to fund operations into the second quarter of 2018.

Conference Call and Webcast

To participate on the live call, please dial 877-780-3379 (domestic) or +1-719-325-2472 (international), and provide the conference code 8114421 five to ten minutes before the start of the call. The conference call will also be webcast live under the investor relations section of Fibrocell's website at http://www.fibrocell.com/investors/events and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue. Fibrocell’s most advanced product candidate, FCX-007, has begun a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of linear scleroderma. In addition, Fibrocell has a third program in the research phase for the treatment of arthritis and related conditions. Fibrocell’s gene therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology. For more information, visit http://www.fibrocell.com or follow Fibrocell on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo, Fibrocell Science and LAVIV® are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s expectations regarding the timing of the completion of adult patient enrollment, dosing and reporting of results for the Phase I portion of its Phase I/II clinical trial of FCX-007; the expected initiation of a toxicology/biodistribution study and submission of an IND for FCX-013 in 2017; the potential advantages of Fibrocell’s product candidates; the sufficiency of the Company’s cash and cash equivalents to fund operations into the second quarter of 2018 and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical studies and clinical trials; whether pre-clinical study and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; unanticipated or excess costs relating to the development of Fibrocell’s gene therapy product candidates and wind-down of azficel-T (including LAVIV) operations; Fibrocell’s ability to regain compliance with The NASDAQ Capital Market’s continued listing requirements; Fibrocell’s ability to obtain additional capital to continue to fund operations; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor & Media Relations Contact:
Karen Casey
484.713.6133
kcasey@fibrocell.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

Consolidated Statements of Operations	Twelve Months Ended December 31,
	2016	2015
Revenue from product sales	$337	$270
Collaboration revenue	18	222
Total revenue	355	492
Cost of product sales	696	426
Cost of collaboration revenue	1	296
Total cost of revenue	697	722
Gross profit (loss)	(342)	(230)
Research and development expense	8,400	9,968
Research and development expense - related party	3,724	15,924
Selling, general and administrative expense	9,773	11,285
Intangible asset impairment expense	3,905	—
Restructuring costs	335	—
Operating loss	(26,479)	(37,407)
Other income (expense):
Warrant revaluation income	11,884	2,929
Derivative revaluation expense	(462)	—
Interest expense	(228)	—
Other income (expense), net	(7)	25
Loss before income taxes	(15,292)	(34,453)
Income tax benefit	—	—
Net loss	$(15,292)	$(34,453)

Per Share Information:
Net loss:
Basic	$(0.35)	$(0.82)
Diluted	$(0.39)	$(0.85)
Weighted average number of common shares outstanding:
Basic	43,924,404	42,178,397
Diluted	43,942,421	42,351,346

	As of December 31,
	2016	2015
Consolidated Balance Sheet Data
Cash and cash equivalents	$17,515	$29,268
Working capital	15,041	15,629
Total assets	19,582	36,712
Warrant liability, current and long term	6,034	8,275
Total liabilities	11,721	22,509
Total stockholders' equity	7,861	14,203